Exhibit (e)(4)

Contract of Employment

between

Dr. Max Link, Tobelhofstrasse 30, 8044 Zürich

(hereafter “ML”)

and

Centerpulse Management Ltd, Andreasstrasse 15, 8050 Zürich

(hereafter “CP”)

1.	Title and Function

•	ML will be employed as Chief Executive Officer of Centerpulse Ltd. in Zürich. Safe as otherwise provided by this Agreement, his role as Chairman of the Board of Directors of Centerpulse Ltd. is not affected.

2.	Effective Date, Termination Period

•	The effective date of this contract shall be July 16, 2002.

•	The employment shall be for an undetermined period of time. Employment may be terminated by either party with a period of notice of three months to the end of a calendar month.

•	Notwithstanding the clause above, the contract will terminate, without need of notice, when ML reaches the age of 67.

Contract of Employment

Dr. Max Link

•	Either party may terminate this contract immediately, without observing the three months’ notice period provided for above, if the other is in material breach of its obligations and duties under this Agreement or if the other does anything which makes the position of the party who terminates an untenable position. Such termination shall not preclude the right of either party to take legal action against the other.

•	ML shall have the right to terminate this contract, without observing the three months’ notice period provided for above, if there shall be a material change in the nature of the composition of the Board of Directors of Centerpulse Ltd. The Board should be both independent and professional. This right shall arise also if there shall be a Change in Control of Centerpulse Ltd., whether by means of merger, amalgamation or divestiture or if all or a substantial part of its operations shall be disposed of.

•	If either CP or ML terminate this contract in the course of a Change in Control (like described above), CP will pay to ML, in addition to the base salary for the full notice period, a lump sum amounting to 33 (thirty three) times the monthly salary immediately prior to the Change in Control. In addition, CP will pay an amount equal to 36 months of Employer’s contribution to the Employer provided pension plans in which ML participates. This amount will be paid into the pension plan(s) on behalf of ML to the extent that this is allowed by the terms of the pension plan and tax legislation. Any difference will be paid directly to ML and will be subject to income tax.

•	No probationary period is defined.

3.	Remuneration

•	ML shall receive a total annual payment of CHF 1.5 Mio. This amount consists of a cash part of CHF 1.2 Mio. and a part of CHF 300’000 in shares of Centerpulse Ltd.

•	The cash remuneration shall be paid in twelve equal monthly installments. Payments will be made by bank transfer at the end of the month and are subject to deductions for social charges.

•	The share part will be paid in unblocked shares annually at the beginning of each year of employment. The amount of CHF 300’000 divided by the average share price during the last 10 working days prior to July 16 each year shall determine the number of shares to be granted to ML. Social charges may apply.

•	Should the employment be terminated by either party during the course of the employment year, ML does not have to transfer any shares, which have been granted to him, back to CP.

•	The above mentioned total amount includes ML’s fee as Chairman of the Board of Directors of Centerpulse Ltd. (CHF 750’000 p.a.).

•	CP shall review the total annual remuneration at the end of every calendar year to adjust it upwards, at least in accordance with any rise in the cost of living in Switzerland.

Contract of Employment

Dr. Max Link

4.	General Terms of Employment and Supplementary Regulations for Executive Management

•	The present contract of employment shall be subject to general terms of employment as detailed in the attached employment contract conditions for CP and the supplementary regulations to the employment contract conditions for executive management in Switzerland which form integral part of this contract of employment.

•	In case of contradictions, the present contract of employment shall prevail the above mentioned general terms and supplementary regulations.

5.	Deductions to be made from the Payments made according to this Contract

•	The payments agreed upon in this contract shall be made after deduction of all legally owned contributions to social institutions etc.

6.	Non-Competition Agreement

•	ML will enter into a separate Non-Competition Agreement which forms an integral part of this contract.

7.	Conflicts of Interest

•	ML must have advance written approval to have a holding in a company in the same type of business as Centerpulse Ltd. Including its subsidiaries and affiliates, where such holding might, in common sense, be perceived as a conflict of interest with the duty of ML or an embarrassment to him or to CP.

8.	Leave/Outside Board Memberships

•	ML is entitled to annual leave of twenty working days. The holiday year is the calendar year. Leave must in principle be taken during the holiday year. ML is expected to take his leave by agreement with the Board. ML is to enjoy all public holidays normally honored in Switzerland.

•	ML is entitled to continue his Outside Board Memberships, provided that they do not jeopardize his ability to provide the necessary leadership to the company.

9.	Other Provisions

•	ML shall have his normal place of work in Zürich, Switzerland, unless the parties agree otherwise.

•	This contract is to be governed by the laws of Switzerland. Zürich, Switzerland, shall be the exclusive place of jurisdiction.

Zürich, August 21st, 2002

Contract of Employment

Dr. Max Link

Centerpulse Management Ltd.

/S/ MATTHIAS MÖLLENEY	/S/ URS KAMBER
Matthias Mölleney	Urs Kamber
Group Vice President Human Resources	Chief Financial Officer

/S/  MAX LINK

Dr. Max Link

This contract has been approved by the Compensation Committee of the Board of Directors of Centerpulse Ltd. at it’s meeting of August 21st, 2002

/S/ LARRY MATHIS	/S/ JOHANNES RANDEGGER
Larry Mathis	Dr. Johannes Randegger
Member of the Board of Directors	Member of the Board of Directors
Chairman of the Compensation Committee	Member of the Compensation Committee

Addendum

Whereas

•	Dr. Max Link (ML) and Centerpulse Management Ltd (CP) have signed a Contract of Employment on August 21, 2002 and

•	based on section 2 of said contract, ML shall have the right to terminate this contract, without observing the three months’ notice period provided for above, if there shall be a material change in the nature of the composition of the Board of Directors of Centerpulse Ltd. The Board should be both independent and professional. This right shall arise also if there shall be a Change in Control of Centerpulse Ltd., whether by means of merger, amalgamation or divestiture or if all or a substantial part of its operations shall be disposed of.

•	Also in section 2 of the said contract the parties have agreed that if either CP or ML terminate this contract in the course of a Change in Control (like described above), CP will pay to ML, in addition to the base salary for the full notice period, a lump sum amounting to 33 (thirty three) times the monthly salary immediately prior to the Change in Control. In addition, CP will pay an amount equal to 36 months of Employer’s contribution to the Employer provided pension plans in which ML participates. This amount will be paid into the pension plan(s) on behalf of ML to the extent that this is allowed by the terms of the pension plan and tax legislation. Any difference will be paid directly to ML and will be subject to income tax.

Based thereon it is clarified herewith that

•	the phrase “divestiture or if all or a substantial part of its operations shall be disposed of” shall not apply for a potential sale of the Dental Division of CP.

•	the phrase “Change in Control (like described above)” shall be deemed to include “a material change in the nature of the composition of the Board of directors of Centerpulse Ltd”, the latter phrase meaning (i) resignation of the Chairman upon demand or resolution of the Board of Directors or upon resolution of the shareholders of Centerpulse Ltd., or (ii) resignation of three or more directors of Centerpulse Ltd. upon demand or resolution of the Board of Directors or upon resolution of the shareholders of Centerpulse Ltd. within the same period of twelve months.

•	this means that in case CP terminates the said contract in the course of a Change in Control (like described above), which includes a material change in the nature of the composition of the Board of Directors of Centerpulse Ltd., ML will receive the payments described in paragraph 6 of section 2 of the said contract.

Note to File

Contract of Employment

Dr. Max Link

Zürich, September 12th, 2002

Centerpulse Management Ltd.

Compensation Committee of the Board of Directors

/S/ LARRY MATHIS	/S/ JOHANNES RANDEGGER
Larry Mathis Member of the Board of Directors Chairman of the Compensation Committee	Dr. Johannes Randegger Member of the Board of Directors Chairman of the Compensation Committee

/S/ MAX LINK
Dr. Max Link

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